EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investors
	Brad Burns	Gregory Pettit
	Peter Lucht	(877) 624-9266
(800) 644-NEWS

MCI EMERGES FROM U.S. CHAPTER 11 PROTECTION

Company emerges with unmatched global assets,
sound financial position, broad enterprise customer base

Refocused company ready to lead industry transformation
to convergence networking

ASHBURN, Va., April 20, 2004 – MCI (WCOEQ, MCWEQ) today formally emerged from U.S. Chapter 11 protection. Today’s emergence signifies that MCI’s plan of reorganization, confirmed on October 31, 2003, by the U. S. Bankruptcy Court for the Southern District of New York is now effective and the company has begun to distribute securities and cash to its creditors. With the Chapter 11 process behind it, the company is now officially known as MCI, Inc.

“MCI’s turnaround is a tribute to the human spirit and the amazing will of our 50,000 dedicated employees,” said Michael D. Capellas, MCI president and CEO. “This is a symbolic day for MCI employees, who have remained committed to serving our customers. I feel a great sense of pride for all we’ve accomplished together.”

“We are emerging with a new Board and management team, a sound financial position, unmatched global assets, a strong customer base and industry-leading service quality.”

Industry Shifts Play to MCI’s Advantage

The telecommunications industry is going through a period of transformation. Increased competition, wireless displacement, regulatory restrictions and technological changes make for a tough industry climate. Despite seismic shifts in the telecom industry, Internet usage is still increasing, people are communicating more often and in more ways and computing and communications are converging. This convergence unquestionably plays to MCI’s core strengths.

“The real winner will be whoever is able to provide simple, converged products and services that can manage digitized content on a global IP network securely and reliably,” said Capellas. “MCI is uniquely positioned to do just that, with an end-to-end global communications network spanning 150 countries on six continents.”

Customer Focus Remains Top Priority

MCI emerges with a strong enterprise customer base, retaining all of its largest corporate customers as well as signing many new accounts.

In the past six months, longstanding MCI customers such as DaimlerChrysler and NASDAQ have signed new agreements with MCI. In addition, other customers such as Emerson, Hughes Supply and Siebel Systems continue to rely on MCI to meet their evolving communications needs.

Emerson was an early adopter of MCI’s IP services in 1999, and today MCI provides the company with a global IP VPN solution that spans more than 400 sites around the globe.

“MCI has consistently delivered the highest level of quality service and support we need to conduct critical business operations,” said Ken Hahn, Emerson CIO. “We believe in MCI’s long-term strategy to deliver the next generation of IP services and the company’s ability to deliver the solutions we need to succeed today and in the future.”

In the upcoming weeks and months, MCI will roll-out new products and services, as well as announce several new partnerships that extend its IP leadership position.

“Our emergence is not the finish line, it’s the beginning of a new race,” said Capellas. “Somewhere between telecommunications and computing there’s a new kind of company, and that’s what MCI will be.”

About MCI

MCI, Inc., (WCOEQ, MCWEQ), is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned points of presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to www.mci.com.

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